Sheet1

ML Variable Series Funds, Inc.
Series Number: 1
File Number: 811-3290
CIK Number: 355916
Reserve Assets Fund
For the Period Ending: 06/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

02/09/2001	$ 250	LaSalle National Bank	5.07%	02/12/2002
03/30/2001	330	Enterprise Funding Corp.	5.27	05/15/2001
05/10/2001	530	Old Line Funding Corp.	4.97	05/11/2001
05/11/2001	252	Amsterdam Funding Corp.	4.46	05/14/2001
05/18/2001	250	Bell South Capital	4.00	05/22/2001
06/14/2001	250	Delaware Funding Corp.	4.00	06/25/2001

Last Updated on 08/27/2001
By Win95 User